Exhibit 99.1

Tectonic Financial, Inc. Announces Redemption of Preferred Stock and Resulting Nasdaq Delisting and SEC Deregistration

DALLAS, Texas, January 15, 2026 - Tectonic Financial, Inc. (“Tectonic Financial” or the “Company”) (Nasdaq: TECTP), a diversified banking and financial services holding company, today announced its intention to redeem all of its issued and outstanding 9.00% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”) and, as a result, to delist its Preferred Stock from The NASDAQ Stock Market LLC. The Company further intends to withdraw the registration of its Preferred Stock with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Redemption of Preferred Stock

There are 1,725,000 shares of Preferred Stock, with an aggregate liquidation preference of $17.25 million, currently outstanding. The Preferred Stock will be redeemed for cash at a redemption price of $10.00 per share plus an amount equal to any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the redemption date, or February 17, 2026 (the “Redemption Price”).

The redemption of the Preferred Stock is conditioned upon the Company obtaining the requisite funding to pay the Redemption Price (the “Condition”). In the Company’s discretion, the Redemption Date may be delayed until such time as the Condition is satisfied, or the redemption of the Preferred Stock may not occur in the event that the Condition shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. Further, the Condition may be waived in the sole and absolute discretion of the Company.

Upon redemption of the Preferred Stock, no shares of Preferred Stock will remain outstanding and all rights with respect to such Preferred Stock will cease and terminate, except the right to payment of the redemption price.

Broadridge Corporate Issuer Solutions, LLC, the Company’s transfer agent, will serve as the redemption agent.

Nasdaq Delisting and SEC Deregistration

In connection with the redemption of the Preferred Stock and subject to the Condition, the Company intends to file a Form 25 with the SEC to remove its Preferred Stock from listing on The NASDAQ Stock Market LLC and to deregister its stock under Section 12(b) of the Exchange Act on or about February 17, 2026. The Company expects the last trading day of its shares of Preferred Stock on The NASDAQ Stock Market LLC will be on or about February 17, 2026.

The Company intends to file a Form 15 with the SEC on or about February 27, 2026 to terminate the registration of its Preferred Stock under section 12(g) of the Exchange Act. The obligation of the Company to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will be suspended immediately upon filing of the Form 15. Once the Form 15 is effective, which is expected to occur within 90 days of filing, or May 28, 2026, the Company will no longer be a public reporting company, and its obligations to file other reports with the SEC will also be suspended.

The decision of the Company’s board of directors to delist and deregister its Preferred Stock was based on numerous factors, including the redemption of the Preferred Stock, as well as the significant cost savings of no longer filing periodic reports with the SEC, and reductions in accounting fees, legal fees and other costs. The Company’s financial statements will continue to be audited by an independent accounting firm. T Bank, N.A. will continue to report detailed quarterly financial results to its primary federal regulator, which are publicly available.

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About Tectonic Financial, Inc.

Tectonic Financial, Inc. is a diversified banking and financial services holding company serving high net worth individuals, small businesses, and institutions across the United States. Through its subsidiaries T Bank, N.A., Tectonic Capital Advisors, LLC, Sanders Morris LLC, HWG Insurance Agency LLC, The Nolan Company (a division of T Bank, N.A.), and Integra Funding Solutions (a division of T Bank, N.A.), Tectonic Financial provides commercial banking; trust and fiduciary services; wealth management and investment advisory; retirement plan services (defined contribution and benefit plan design, recordkeeping, and third-party administration); securities brokerage and underwriting; insurance; and factoring. Tectonic Financial currently has over $1 billion in banking assets at T Bank, N.A. and approximately $6 billion in client investment, brokerage, and fiduciary assets. Dedicated to delivering exceptional customer experiences, Tectonic Financial combines high-tech solutions with a personal touch, providing strong returns on equity and assets. The Company’s non-cumulative perpetual preferred stock is publicly traded on The NASDAQ Stock Market LLC under the symbol “TECTP.” For more information, visit tectonicfinancial.com.

Forward Looking Statements

This press release contains, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding certain of the Company’s goals and expectations with respect to future events that are subject to various risks and uncertainties, and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions. These forward-looking statements are based upon the current belief and expectations of the Company’s management team and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Such risks and uncertainties include, but are not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2024, Form 10-Q for the quarter ended March 31, 2025, Form 10-Q for the quarter ended June 30, 2025, Form 10-Q for the quarter ended September 30, 2025, and other documents filed by the Company with the Securities and Exchange Commission from time to time.

These forward-looking statements are based on current information and/or management’s good faith belief as to future events. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans or expectations contemplated by the Company will be achieved. The forward-looking statements are made as of the date of this press release. The Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. All forward-looking statements, express or implied, herein are qualified in their entirety by this cautionary statement.

Contact

A. Haag Sherman

Chief Executive Officer, Tectonic Financial, Inc.

713.250.4221